Exhibit 99.1

Chevron Corporation
Policy, Government and Public Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevron.com

FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR SECOND QUARTER 2007

     SAN RAMON, Calif., July 10, 2007 — Chevron Corporation (NYSE:CVX) today issued its interim update for the second quarter of 2007. The company expects second quarter results to benefit from higher commodity prices in Upstream, stronger refining margins in Downstream and a gain on the sale of its interest in Dynegy, partially offset by net charges related to the redemption of debt and other corporate items.
     The interim update contains certain industry and company operating data for the second quarter. The production volumes, realizations, margins, and other identified items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on July 27, 2007. The reader should not place undue reliance on this data.
     Unless noted otherwise, all commentary is based on two months of the second quarter 2007 vs. full first quarter 2007 results.
UPSTREAM — EXPLORATION AND PRODUCTION
     The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International results are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.

-MORE-

			2006			2007
			2Q	3Q	4Q	1Q	2Q thru May	2Q thru Jun
U.S. Upstream
Net Production:
Liquids		MBD	463	464	466	462	470	n/a
Natural Gas		MMCFD	1,832	1,846	1,782	1,723	1,714	n/a
BOE		MBOED	768	772	763	749	755	n/a

Pricing:
Avg. WTI Spot Price		$/Bbl	70.57	70.56	59.98	58.09	63.70	64.96
Avg. Midway Sunset Posted Price		$/Bbl	58.71	59.08	48.20	47.08	53.78	55.18
Nat. Gas-Henry Hub. “Bid Week” Avg.		$/MCF	6.81	6.58	6.56	6.80	7.54	7.56
Nat. Gas-CA Border “Bid Week” Avg.		$/MCF	5.65	6.09	5.82	6.66	6.68	6.85
Nat. Gas-Rocky Mountain “Bid Week” Avg.		$/MCF	5.26	5.31	4.67	5.40	3.96	3.72

Average Realizations:
Crude		$/Bbl	62.30	63.98	52.98	51.60	57.62	n/a
Liquids		$/Bbl	60.07	61.99	51.06	49.91	56.07	n/a
Natural Gas		$/MCF	5.89	5.93	5.90	6.40	6.56	n/a

Exploration Expense		$MM, B/T	86	76	163	142	n/a	n/a

International Upstream
Net Production:
Liquids		MBD	1,239	1,267	1,346	1,317	1,315	n/a
Other Produced Volumes		MBD	123	141	35	32	30	n/a

	Total	MBD	1,362	1,408	1,381	1,349	1,345	n/a
Natural Gas		MMCFD	3,234	3,119	3,067	3,271	3,336	n/a
BOE — incl. Other Produced Volumes		MBOED	1,901	1,928	1,892	1,894	1,901	n/a

Pricing:
Avg. Brent Spot Price		$/Bbl	69.39	69.72	59.44	58.26	67.54	68.73

Average Realizations:
Liquids		$/Bbl	62.24	61.90	51.77	51.15	59.92	n/a
Natural Gas		$/MCF	3.82	3.66	3.67	3.85	3.70	n/a

Exploration Expense		$MM, B/T	179	208	384	164	n/a	n/a

     U.S. oil-equivalent production increased 1 percent from the first quarter, as volumes restored from downtime associated with third-party pipeline disruptions were partially offset by a combination of scheduled maintenance and other downtime in the Gulf of Mexico, which continued in June. International oil-equivalent production also rose slightly from the first quarter.
     U.S. crude realizations improved by $6.02 per barrel — in line with the increase in WTI and California heavy crude prices. International liquids realizations increased $8.77 per barrel, consistent with the increase in Brent spot prices. In June, benchmark pricing continued to rise worldwide.
     U.S. natural gas realizations increased $0.16 per thousand cubic feet, while bid week pricing was mixed, with Henry Hub increasing and Rocky Mountain decreasing.
     International Upstream results are expected to include charges of approximately $100 million for write-offs associated with exploratory wells and other assets.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORATION
     The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company may differ significantly due to location and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2006			2007
		2Q	3Q	4Q	1Q	2Q thru May	2Q thru Jun
Downstream
Market Indicators	$/Bbl
Refining Margins
USWC — ANS 5-3-1-1		29.06	19.36	20.55	26.69	33.30	30.28
USGC LHD — Avg of Mogas + Dist, less Fuel Oil		37.04	34.10	27.58	28.85	38.24	37.17
Singapore — Dubai 3-1-1-1		8.77	4.07	1.96	5.79	9.19	8.87
N.W. Europe — Brent 3-1-1-1		1.65	(0.22)	(2.06)	(0.53)	2.97	2.08

Marketing Margins
U.S. West — LA Mogas DTW to Spot		1.65	11.08	4.32	2.63	4.57	5.12
U.S. East — Houston Mogas Rack to Spot		4.96	7.31	4.64	5.21	3.68	3.99
Asia-Pacific / Middle East / Africa		3.27	4.42	5.91	4.39	3.27	n/a
United Kingdom		5.70	7.31	4.89	4.98	5.05	n/a
Latin America		5.28	5.92	5.84	6.08	7.22	n/a

Actual Volumes:
U.S. Refinery Input	MBD	935	967	916	729	943	n/a
Int’l Refinery Input	MBD	1,063	1,055	987	1,070	918	n/a
U.S. Branded Mogas Sales	MBD	613	625	622	622	628	n/a

     U.S. refinery crude-input volumes increased about 30 percent on completion of the first quarter’s turnaround at the company’s Richmond, California, refinery. In June, an extensive planned turnaround of a crude distillation unit at the company’s El Segundo, California refinery was initiated. The unit was out-of-service for the entire month of June and work continues into the third quarter. Due to inventory on hand, product supplies to customers were uninterrupted during the maintenance outage. Outside the United States, refinery input volumes declined, largely on the sale of the Nerefco Refinery at the end of the first quarter and a planned turnaround at the Yeosu Refinery in South Korea.
     The U.S. West Coast industry refining indicator improved by about $3.60 per barrel during the three months of the second quarter; however, the company did not fully benefit from the increase because of the downtime at the El Segundo Refinery that began in June. The U.S. Gulf Coast light-heavy-differential marker averaged about $8.30 per barrel higher in the full second quarter. Outside the United States, benchmark refining margins were also higher. However, for the first two months of the quarter, actual refining margins realized were lower than indicator margins.
     During the full second quarter, the Los Angeles mogas marketing margin indicator improved by about $2.50 per barrel, while the Houston mogas indicator declined by about $1.20 per barrel. For the first two months of the quarter, actual marketing margins realized in the United States were lower than indicator margins reflecting different product and location mix effects. Outside the United States, indicative marketing margins were mixed.
     Downstream results for the second quarter will include charges for environmental remediation items in excess of $50 million.
     In May, the company announced an agreement to sell its Benelux marketing assets in Europe. A gain on the sale is expected to be recorded at the time of close in the third quarter.

CHEMICALS

		2006			2007
		2Q	3Q	4Q	1Q	2Q thru May	2Q thru Jun
Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		14.22	17.02	16.12	11.10	10.79	11.21
HDPE Industry Contract Sales Margin		12.28	13.00	12.10	13.62	14.69	14.45
Styrene Industry Contract Sales Margin		11.73	11.24	11.51	11.09	11.53	11.13
Footnote
Prices, economics and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
     In the Chemicals segment, full quarter industry indicator margins were slightly higher relative to the first quarter.
ALL OTHER
     The company’s standard guidance for quarterly net after-tax charges related to corporate and other activities, excluding Dynegy-related effects, is between $160 million and $200 million. Due to the potential for irregularly occurring accruals related to tax items, pension settlements, and other corporate items, actual results may differ.
     Irregularly occurring items in the second quarter include a gain of approximately $680 million on the sale of the company’s investment in Dynegy and charges of about $160 million related to the redemption of the outstanding Texaco Capital Bonds. Charges associated with environmental remediation and other corporate items are also expected to be included in second quarter results.
MISCELLANEOUS

		2006			2007
		2Q	3Q	4Q	1Q	2Q thru May	2Q thru Jun
Other Items
Foreign exchange effects	$MM, A/T	(56)	(111)	56	(120)	(95)	n/a

     Foreign exchange effects for the first two months of the second quarter reduced earnings by $95 million, reflecting a weakening of the U.S. dollar that continued in June. Foreign exchange effects are reported in the segment results.
Cautionary Statement Relevant To Forward-Looking Information For The Purpose Of “Safe Harbor’’
Provisions Of The Private Securities Litigation Reform Act Of 1995
This Interim Update contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this Interim Update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; timing of exploration expenses; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 31 and 32 of the company’s 2006 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.